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                                                                    EXHIBIT 99.1



                                                         Investor Relations
                                                    Jane A. Smith, VP/Corp. Sec.
                                                         PH: (979) 690-1711
                                                       Web Site: www.oico.com


NEWS RELEASE


                      O.I. CORPORATION ANNOUNCES AGREEMENT
                          WITH WYLE LABORATORIES, INC.

College Station, Texas, February 3, 2006 -- O.I. Corporation (the "Company") (NASDAQ Symbol: OICO) announced today that it has entered into a Letter Contract with Wyle Laboratories, Inc. Life Sciences Group.

Under the Letter Contract, the Company will assist Wyle in the planning, acquisition of materials, development of software and hardware, systems engineering, and fabrication of components that Wyle will use to deliver a Total Organic Carbon Analyzer ("TOCA") for use on the International Space Station. The initial value of this contract is up to $722,566 with a potential value of $1.8 million. The Company's work on the project will begin immediately and will be conducted in the Company's facilities in College Station, Texas, with completion anticipated no later than the end of the third quarter 2006.

The Company has been designing, manufacturing, selling, and supporting total organic carbon ("TOC") analyzers for over 35 years and its products are used worldwide to serve a broad range of applications in the field of water analysis. In 2005 the Company introduced its fifth generation TOC analyzer, the Aurora Model 1030, which is setting a new standard for ease of use, productivity, and for providing capabilities important in water analysis.

 William W. Botts, president said,
         "We are extremely pleased to be asked by Wyle, a premier research and engineering firm, to assist in their development and deployment of a next generation TOCA system to the International Space Station. We believe the research, development, and engineering work required and funded under this agreement will provide insights into technology and components, which could further enhance the performance of our existing products and become the basis of potential new products."

O.I. Corporation designs, develops, manufactures and markets instruments used to detect, measure, analyze, and monitor chemical compounds. Headquartered in College Station, Texas, the Company's products are sold worldwide by a direct sales force, independent sales representatives, and distributors.

Wyle Laboratories, Inc., a privately held company, is a leader in aerospace services, life sciences, testing research, special test systems and other engineering support services to the aerospace, defense, nuclear power, communications and transportation industries.

This press release includes certain forward-looking statements. All statements in this release concerning what the Company believes or anticipates may occur are forward-looking statements. Such statements are subject to a number of assumptions and uncertainties, many of which are beyond the Company's control and are discussed in the Company's 10-K filed with the SEC. Such statements are not guarantees of future performance. Some of these Risk factors and uncertainties under the Letter Contract include: differences between authorized amounts and amounts received by the Company under government contracts; failure to or decisions of the Federal Government or prime contractors to forgo options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets. Actual results or developments may differ materially from those projected in the forward-looking statements.

NEWS RELEASE